[Letterhead of Richards, Layton & Finger, P.A.]

July 10, 2008

BA Credit Card Funding, LLC
214 North Tyron Street, Suite #21-39
NC1-027-21-04
Charlotte, NC 28255

Re: BA Credit Card Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel for FIA Card Services, National Association, a national banking association (the "Bank"), and BA Credit Card Funding, LLC, a Delaware limited liability company ("Funding"), in connection with the Registration Statement on Form S-3 (Registration Nos. 333-141948, 333-141948-01 and 333-141948-02), as amended (the "Registration Statement"), filed by Funding with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of the BAseries Class C(2008-4) Notes (collectively, the "Notes"), representing obligations of BA Credit Card Trust, a Delaware statutory trust (the "Trust"), to be issued pursuant to the Indenture (as hereinafter defined). At your request, this opinion is being furnished to you.

We have made such inquiries and examined such documents as we have considered necessary or appropriate for purposes of giving the opinions hereinafter set forth, including the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

(a) The Certificate of Trust of the Trust, effective on May 4, 2001, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on May 4, 2001, as amended and restated by the Amended and Restated Certificate of Trust of the Trust, effective on June 10, 2006, as filed in the office of the Secretary of State on June 9, 2006;

(b) The Trust Agreement of the Trust, dated as of May 4, 2001, between the Bank, as beneficiary, and Wilmington Trust Company, a Delaware banking corporation, as owner trustee (the "Owner Trustee");

(c) The Amended and Restated Trust Agreement of the Trust, dated as of May 24, 2001, as amended by the First Amendment thereto, dated as of July 12, 2001, the Second

Amendment thereto, dated as of August 1, 2002, the Third Amendment thereto, dated as of June 27, 2003, and the Fourth Amendment thereto, dated as of January 27, 2006, each between the Bank, as beneficiary and transferor, and the Owner Trustee, and acknowledged and accepted by the Trust;

(d) The Second Amended and Restated Trust Agreement of the Trust, dated as of June 10, 2006, between the Bank, as beneficiary and transferor, and the Owner Trustee, and acknowledged and accepted by the Trust;

(e) The Third Amended and Restated Trust Agreement of the Trust, dated as of October 20, 2006, between Funding, as beneficiary and transferor, and the Owner Trustee, and acknowledged and accepted by the Trust and the Bank;

(f) The Second Amended and Restated Indenture, dated as of October 20, 2006 (the "Master Indenture"), between the Trust, as issuer, and The Bank of New York, a New York banking corporation, as indenture trustee (the "Indenture Trustee"), and acknowledged and accepted by the Bank, as supplemented by the Amended and Restated BAseries Indenture Supplement, dated as of June 10, 2006 (the "Indenture Supplement"), between the Trust, as issuer, and the Indenture Trustee, and as further supplemented by the Class C(2008-4) Terms Document, dated as of July 10, 2008 (the "Terms Document"), between the Trust, as issuer, and the Indenture Trustee (the Master Indenture, as supplemented by the Indenture Supplement and the Terms Document, is hereinafter referred to as the "Indenture");

(g) The Registration Statement;

(h) The prospectus, dated July 2, 2008 (the "Prospectus"), and the prospectus supplement related to the Notes, dated July 3, 2008 (the "Prospectus Supplement");

(i) A certificate of the Trust, dated July 10, 2008, as to certain matters; and

(j) A Certificate of Good Standing for the Trust, dated July 10, 2008, obtained from the Secretary of State.

We have obtained or have been furnished with, and have relied upon with respect to factual matters, such certificates, advices and assurances from public officials and others as we have deemed necessary or appropriate for purposes of this opinion.

With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

For purposes of this opinion, we have assumed, at the time of issuance and sale of the Notes, (i) except with respect to the Bank, Funding and the Trust, the due authorization,

execution and delivery by all parties thereto of all documents examined by us, (ii) that the Bank will have taken all necessary corporate action, Funding will have taken all necessary limited liability company action, and the Trust will have taken all necessary trust action, to cause the issuance and sale of the Notes, (iii) that the issuance and sale of the Notes will not be contrary to any applicable law, rule, regulation or order, and (iv) in connection with the documents of which we have reviewed a form, that all blanks contained in such documents will be properly and appropriately completed, and optional provisions included in such documents will be properly and appropriately selected, and as executed, such documents will conform with the forms of the documents reviewed by us.

This opinion is limited to the laws of the State of Delaware and United States of America federal law, and we have not considered and express no opinion on the laws of any other jurisdiction. Our opinions are rendered only with respect to Delaware and United States of America federal laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when the Notes have been duly executed, authenticated and delivered in accordance with the Indenture, paid for, and sold in the manner described in the Registration Statement, any amendment thereto and the Prospectus and the Prospectus Supplement, the Notes will be legally issued, fully paid, nonassessable and binding obligations of the Trust, and the holders of the Notes will be entitled to the benefits of the Indenture. The foregoing opinion is subject to applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer and conveyance, moratorium and other laws relating to or affecting the rights of creditors generally, general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered and applied in a proceeding in equity or at law, and safety and soundness requirements.

We understand that you will file this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WAY/ EL/CYM

/s/ Richards, Layton & Finger, P.A.